Exhibit 3.1

SIXTEENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PINTEREST, INC.

Pinterest, Inc., a corporation (the “Corporation”) organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY THAT:

A. That the name of this Corporation is Pinterest, Inc., and that this Corporation was originally incorporated pursuant to the General Corporation Law on October 28, 2008, under the name Cold Brew Labs Inc. An Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on June 22, 2009, a Second Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on July 9, 2009, a Third Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on November 18, 2010, a Fourth Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on April 13, 2011, a Fifth Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on May 25, 2011, a Sixth Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on October 3, 2011, a Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on April 4, 2012, a Seventh Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on May 16, 2012, an Eighth Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on February 19, 2013, a Ninth Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on October 23, 2013, a Tenth Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on May 15, 2014, an Eleventh Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on February 27, 2015, a Twelfth Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on November 3, 2015, a Thirteenth Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on April 29, 2016, a Fourteenth Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on June 2, 2017, and a Fifteenth Amended and Restated Certificate of Incorporation was filed pursuant to the General Corporation Law on October 31, 2017.

B. This Sixteenth Amended and Restated Certificate of Incorporation attached hereto as Exhibit A was duly adopted in accordance with Sections 141, 228,242, and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Fifteenth Amended and Restated Certificate of Incorporation.

C. The text of the Fifteenth Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as set forth in Exhibit A attached hereto.

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IN WITNESS WHEREOF, this Sixteenth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 22ND day of December, 2017.

PINTEREST, INC.

By:	/s/ Ben Silbermann
Ben Silbermann, President and CEO

SIGNATURE PAGE TO SIXTEENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION PINTEREST, INC.

EXHIBIT A

SIXTEENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PINTEREST, INC.

FIRST:    The name of this corporation is Pinterest, Inc. (the “Corporation”).

SECOND:    The address of the registered office of the Corporation in the State of Delaware is 1201 Orange Street, Suite 600, Wilmington, Delaware 19801, County of New Castle. The name of the Corporation’s registered agent is Agents and Corporations, Inc.

THIRD:    The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH:    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 2,861,175,690 shares of stock, consisting of (i) 1,932,500,000 shares of common stock, $0.00001 par value per share (“Common Stock”), and (ii) 928,675,690 shares of preferred stock, $0.00001 par value per share (“Preferred Stock”), of which 123,225,000 are designated as “Seed 1 Preferred Stock,” 98,569,250 are designated as “Seed 2 Preferred Stock,” 14,262,500 are designated as “Series A-1 Preferred Stock,” 184,817,075 are designated as “Series A-2 Preferred Stock,” 113,316,750 are designated as “Series B Preferred Stock,” 64,279,250 are designated as “Series C Preferred Stock,” 92,514,660 are designated as “Series D Preferred Stock,” 77,422,270 are designated as “Series E Preferred Stock,” 58,874,835 are designated as “Series F Preferred Stock,” 80,500,000 are designated as “Series G Preferred Stock” and 20,894,100 are designated as “Series H Preferred Stock.”

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation authorized by this Restated Certificate.

A.    COMMON STOCK

1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.    Voting. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Subject to the provisions set forth in Section 3.4 of Part B of Article FOURTH of this Restated Certificate, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.    PREFERRED STOCK

The following rights, preferences, powers, privileges, restrictions, qualifications and limitations shall apply to the Preferred Stock. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article FOURTH refer to sections and subsections of Part B of this Article FOURTH.

1.    Dividends. The holders of each series of then outstanding shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) on the Common Stock of the Corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Corporation’s Board of Directors (the “Board of Directors”). Such dividends shall not be cumulative and shall be paid to the holders of Preferred Stock pari passu among each series thereof. The holders of the outstanding Preferred Stock can waive the dividend preference for all, but not less than all, of the Preferred Stock that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least sixty percent (60%) of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis). After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

For purposes of this Subsection 1, “Dividend Rate” shall mean $0.00032 per annum for each share of Seed 1 Preferred Stock, $0.00072 per annum for each share of Seed 2 Preferred Stock, $0.00308 per annum for each share of Series A-1 Preferred Stock, $0.00452 per annum for each share of Series A-2 Preferred Stock, $0.019136 per annum for each share of Series B Preferred Stock, $0.124456 per annum for each share of Series C Preferred Stock, $0.172946 per annum for each share of Series D Preferred Stock, $0.2324912 per annum for each share of Series E Preferred Stock, $0.2717628 per annum for each share of Series F Preferred Stock, $0.5743274 per annum for each share of Series G Preferred Stock, and $0.5743274 per annum for each share of Series H Preferred Stock each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like.

2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1    Preferential Payments to Holders of Preferred Stock. In the event of a Deemed Liquidation Event (as defined below), or any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (a) the Original Issue Price for such series of Preferred Stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had such shares of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence being hereinafter referred to as the “Liquidation Amount”). If, upon any such Deemed Liquidation Event, liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Seed 1 Original Issue Price” shall mean $0.004 per share, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Seed 1 Preferred Stock, the “Seed 2 Original Issue Price” shall mean $0.00908 per share, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Seed 2 Preferred Stock, the “Series A-1 Original Issue Price” shall mean $0.03856 per share, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A-1 Preferred Stock, the “Series A-2 Original Issue Price” shall mean $0.056656 per share, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A-2 Preferred Stock, the “Series B Original Issue Price” shall mean $0.2391932 per share, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B Preferred Stock, the “Series C Original Issue Price” shall mean $1.555712 per share, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series C Preferred Stock, the “Series D Original Issue Price” shall mean $2.16182 per share, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series D Preferred Stock, the “Series E Original Issue Price” shall mean $2.90614 per share, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series E Preferred Stock, the “Series F Original Issue Price” shall mean $3.397036 per share, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series F Preferred Stock, the “Series G Original Issue Price” shall mean $7.179092 per share, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series G Preferred Stock and the “Series H Original Issue Price” shall mean $7.179092 per share, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series H Preferred Stock.

2.2    Distribution of Remaining Assets. In the event of any Deemed Liquidation Event, or voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

2.3    Deemed Liquidation Events.

2.3.1    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of (i) at least sixty percent (60%) of the outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), (ii) a majority of the outstanding shares of Series B Preferred Stock, (iii) a majority of the outstanding shares of Series C Preferred Stock, (iv) a majority of the outstanding shares of Series D Preferred Stock, (v) a majority of the outstanding shares of Series E Preferred Stock, (vi) a majority of the outstanding shares of Series F Preferred Stock, (vii) a majority of the outstanding shares of Series G Preferred Stock and (viii) a majority of the outstanding shares of Series H Preferred Stock elect otherwise by written notice sent to the Corporation at least two (2) business days prior to the effective date of any such event:

(a)    a merger or consolidation in which:

(i)	the Corporation is a constituent party; or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided, that, for the purpose of this Subsection 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b)    the sale, lease, transfer, exclusive license to a single entity (or a single group of affiliated entities) or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets or intellectual property of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2    Effecting a Deemed Liquidation Event.

(a)    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b)    In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share for each series of Preferred Stock equal to the Liquidation Amount applicable to such series of Preferred Stock (assuming, for the purpose of calculating such Liquidation Amount, that all Available Proceeds will be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Subsections 6.1 through 6.3 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.4    Amount Deemed Paid or Distributed. In any Deemed Liquidation Event, if Available Proceeds are other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

2.4.1    Securities not subject to investment letter or other similar restrictions on free marketability covered by Subsection 2.4.2 below:

(a)    If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Deemed Liquidation Event;

(b)    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Deemed Liquidation Event; and

(c)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

2.4.2    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in 2.4.1(a), (b) or (c) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

2.4.3    The foregoing methods for valuing non-cash consideration to be distributed in connection with a Deemed Liquidation Event shall be superseded by any determination of such value set forth in the definitive agreements governing such Deemed Liquidation Event.

2.4.4    Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), and subject to the final sentence of this Subsection 2.4.4, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. The holders of any shares of a series of Preferred Stock whose Liquidation Amount is determined under Subsection 2.1(b) rather than Subsection 2.1(a) shall be deemed, for the purpose of implementing this Subsection 2.4.4, to receive such amounts under Subsection 2.2.

3.    Voting.

3.1    General. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted and, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Except as provided by law or by the other provisions of this Restated Certificate, the holders of Preferred Stock shall be entitled to vote together with holders of Common Stock with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law. The holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall vote together as a single class and on an as-converted basis on matters where a series vote is required for either Series A-1 Preferred Stock or Series A-2 Preferred Stock.

3.2    Voting for the Election of Directors. (i) For so long as at least 56,658,375 shares of Series B Preferred Stock remain outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock), the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate series, shall be entitled to elect one (1) director of the Corporation (the “Series B Director”); (ii) for so long as at least 99,539,775 shares of Series A-1 Preferred Stock and/or Series A-2 Preferred Stock remain outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable), the holders of record of the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock together, exclusively and as a separate class and on an as-converted basis, shall be entitled to elect one (1) director of the Corporation (the “Series A Director” and, collectively with the Series B Director, the “Preferred Directors”); and (iii) the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (the “Common Directors”), The holders of record of the shares of Common Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, exclusively and voting together as a single class and on an as-converted basis, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or by any remaining director or directors elected by the holders of such class pursuant to this Subsection 3.2.

3.3    Vote of Board of Directors. On all matters presented to the Board of Directors for approval at any meeting of the Board of Directors or action taken by written consent without a meeting, each director shall be entitled to one (1) vote, except Ben Silbermann (and no other directors), who shall be entitled to three (3) votes (the “Special Director Vote”); provided, however that such Special Director Vote shall not be applicable to matters related to Mr. Silbermann’s compensation. Notwithstanding the foregoing, when (i) only two (2) Common Director seats are occupied, the Special Director Vote shall be decreased to two (2) votes and (ii) when all Common Director seats are occupied, the Special Director Vote shall be decreased to one (1) vote.

3.4    Preferred Stock Protective Provisions. At any time when at least 25,000,000 shares of Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class and on an as-converted basis:

3.4.1    liquidate, dissolve or wind-up the business and affairs of the Corporation, or effect any Deemed Liquidation Event;

3.4.2    amend, alter or repeal any provision of this Restated Certificate or the Bylaws of the Corporation;

3.4.3    create, authorize the creation of, or issue or obligate itself to issue (including by way of alteration, reclassification or exchange of any existing security) any equity security, or any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or pari passu with any series of Preferred Stock with respect to (i) the distribution of assets on the liquidation, dissolution or winding up of the Corporation (including with respect to any Deemed Liquidation Event), (ii) the payment of dividends, (iii) redemption rights or (iv) voting rights (including protective provisions);

3.4.4    increase or decrease (other than a decrease resulting from conversion) the authorized number of shares of Preferred Stock, Common Stock or any other class or series of capital stock of the Corporation;

3.4.5    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation, other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein; (ii) dividends or other distributions on Common Stock payable solely in the form of additional shares of Common Stock; or (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service, at the lower of the original purchase price or the then-current fair market value thereof pursuant to arrangements approved by the Board of Directors;

3.4.6    change the authorized number of directors constituting the Board of Directors above or below five (5);

3.4.7    increase the number of shares of Common Stock subject to issuance under the Corporation’s 2009 Stock Plan or create any new stock plan for service providers, unless such increase or new plan is approved by the Board of Directors, including the Preferred Directors; or

3.4.8    incur or allow any subsidiary to incur any indebtedness, including any direct or indirect guarantee, in excess of $10,000,000 outstanding at any time, except for trade accounts of the Corporation or any subsidiary arising in the ordinary course of business.

3.5    Series D Preferred Stock Protective Provisions. So long as at least 23,128,660 shares of Series D Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least sixty percent (60%) of the then outstanding shares of Series D Preferred Stock (i) take any action, or make any amendments to the Restated Certificate or the Bylaws, which would alter or change the powers, preferences, or special rights of the Series D Preferred Stock so as to affect adversely the shares of Series D Preferred Stock without similarly affecting the entire class of Preferred Stock or (ii) issue or obligate itself to issue more than 92,514,660 shares of Series D Preferred Stock in the aggregate (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock).

3.6    Series E Preferred Stock Protective Provisions. So long as at least 19,355,565 shares of Series E Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock (i) take any action, or make any amendments to the Restated Certificate or the Bylaws, which would alter or change the powers, preferences, or special rights of the Series E Preferred Stock so as to affect adversely the shares of Series E Preferred Stock without similarly affecting the entire class of Preferred Stock or (ii) issue or obligate itself to issue more than 77,422,270 shares of Series E Preferred Stock in the aggregate (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock).

3.7    Series F Preferred Stock Protective Provisions. So long as at least 14,718,710 shares of Series F Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series F Preferred Stock (i) take any action, or make any amendments to the Restated Certificate or the Bylaws, which would alter or change the powers, preferences, or special rights of the Series F Preferred Stock so as to affect adversely the shares of Series F Preferred Stock without similarly affecting the entire class of Preferred Stock or (ii) issue or obligate itself to issue more than 58,874,835 shares of Series F Preferred Stock in the aggregate (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock).

3.8    Series G Preferred Stock Protective Provisions. So long as at least 20,000,000 shares of Series G Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series G Preferred Stock (i) take any action, or make any amendments to the Restated Certificate or the Bylaws, which would alter or change the powers, preferences, or special rights of the Series G Preferred Stock so as to affect adversely the shares of Series G Preferred Stock without similarly affecting the entire class of Preferred Stock or (ii) issue or obligate itself to issue more than 80,500,000 shares of Series G Preferred Stock in the aggregate (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock).

3.9    Series H Preferred Stock Protective Provisions. So long as at least 8,705,836 shares of Series H Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series H Preferred Stock (i) take any action, or make any amendments to the Restated Certificate or the Bylaws, which would alter or change the powers, preferences, or special rights of the Series H Preferred Stock so as to affect adversely the shares of Series H Preferred Stock without similarly affecting the entire class of Preferred Stock or (ii) issue or obligate itself to issue more than 20,894,100 shares of Series H Preferred Stock in the aggregate (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock).

4.    Optional Conversion. The holders of each series of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1    Right to Convert.

4.1.1    Conversion Ratio. Each share of each series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion. The “Conversion Price” for each series of Preferred Stock shall initially be equal to the Original Issue Price for such series of Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2    Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3    Mechanics of Conversion.

4.3.1    Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2    Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action which would cause an adjustment reducing the Conversion Price of any series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.3.3    Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4    No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4    Adjustments to Conversion Price for Diluting Issues.

4.4.1    Special Definitions. For purposes of this Article FOURTH, the following definitions shall apply:

(a)    “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)    “Original Issue Date” for a series of Preferred Stock shall mean the filing date of this Restated Certificate.

(c)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4,4.3 below, deemed to be issued) by the Corporation after the Original Issue Date of a series of Preferred Stock, other than the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)

shares of Common Stock, or Options therefor, issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors;

(iv)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities in each case provided such issuance is pursuant to the terms of such Option or Convertible Security and provided further that any such Option or Convertible Security that is outstanding on the applicable Original Issue Date has been disclosed in writing to purchasers of Preferred Stock;

(v)

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing, real property leasing transaction or other transaction the principal purpose of which is not an equity financing, approved by the Board of Directors, including the Preferred Directors; or

(vi)

any securities issued with approval of holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) provided that (a) with respect to any shares of Common Stock, Options or Convertible Securities issued below the Series B Original Issue Price, the approval of a majority of the outstanding shares of Series B Preferred Stock shall also be required, (b) with respect to any shares of Common Stock, Options or Convertible Securities issued below the Series C Original Issue Price, the approval of a majority of the outstanding shares of Series C Preferred Stock shall also be required, (c) with respect to any shares of Common Stock, Options or Convertible Securities issued below the Series D Original Issue Price, the approval of a majority of the outstanding shares of Series D Preferred Stock shall also be required, (d) with respect to any shares of Common Stock, Options or Convertible Securities issued below the Series E Original Issue Price, the approval of a majority of the outstanding shares of Series E Preferred Stock shall also be required, (e) with respect to any shares of Common Stock, Options or Convertible Securities issued below the Series F Original Issue Price, the approval of a majority of the outstanding shares of Series F Preferred Stock shall also be required, (f) with respect to any shares of Common Stock, Options or Convertible Securities issued below the Series G Original Issue Price, the approval of a majority of the outstanding shares of Series G Preferred Stock shall also be required, and (g) with respect to any shares of Common Stock, Options or Convertible Securities issued below the Series H Original Issue Price, the approval of a majority of the outstanding shares of Series H Preferred Stock shall also be required.

4.4.2    No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock; provided that (i) with respect to any shares of Common Stock, Options or Convertible Securities issued below the Series B Original Issue Price, a similar notice from a majority of the outstanding shares of Series B Preferred Stock shall be required, (ii) with respect to any shares of Common Stock, Options or Convertible Securities issued below the Series C Original Issue Price, a similar notice from a majority of the outstanding shares of Series C Preferred Stock shall be required, (iii) with respect to any shares of Common Stock, Options or Convertible Securities issued below the Series D Original Issue Price, a similar notice from a majority of the outstanding shares of Series D Preferred Stock shall be required, (iv) with respect to any shares of Common Stock, Options or Convertible Securities issued below the Series E Original Issue Price, a similar notice from a majority of the outstanding shares of Series E Preferred Stock shall be required, (v) with respect to any shares of Common Stock, Options or Convertible Securities issued below the Series F Original Issue Price, a similar notice from a majority of the outstanding shares of Series F Preferred Stock shall be required, (vi) with respect to any shares of Common Stock, Options or Convertible Securities issued below the Series G Original Issue Price, a similar notice from a majority of the outstanding shares of Series G Preferred Stock shall be required, and (vii) with respect to any shares of Common Stock, Options or Convertible Securities issued below the Series H Original Issue Price, a similar notice from a majority of the outstanding shares of Series H Preferred Stock shall be required provided, further, that the adjustment of the Conversion Price of any particular series of Preferred Stock may be waived solely with the consent of a majority of such series of Preferred Stock.

4.4.3    Deemed Issue of Additional Shares of Common Stock.

(a)    If the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase and/or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price of such series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Original Issue Date of such series of Preferred Stock), are revised after the Original Issue Date of such series of Preferred Stock as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) a change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) a change in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such change becoming effective.

(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, the Conversion Price of such series of Preferred Stock shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3), If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the applicable Original Issue Date of a series of Preferred Stock issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)    “CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b)    “CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)    “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)    “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)    “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5    Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)    Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)

the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date for a series of Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date for a series of Preferred Stock combine the outstanding shares of Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price for such series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(i)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.7    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.8    Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation (other than a transaction covered by Subsections 4.4, 4.6 or 4.7 or a transaction provided for in Section 2) in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of such series of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.

4.9    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price of such series of Preferred Stock then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

4.10    Notice of Record Date. In the event:

(a)    the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.    Mandatory Conversion.

5.1    Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to the Corporation (a “Qualified Public Offering”), or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate, and (ii) such shares of Preferred Stock may not be reissued by the Corporation. Notwithstanding the foregoing, if such mandatory conversion pursuant to subsection (b) above is being effected in connection with a Deemed Liquidation Event, such mandatory conversion shall also be specified by vote or written consent of (t) the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate class, (u) the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate class, (v) the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate class, (w) the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate class, (x) the holders of a majority of the then outstanding shares of Series F Preferred Stock, voting as a separate class, (y) the holders of a majority of the then outstanding shares of Series G Preferred Stock, voting as a separate class, and (z) the holders of a majority of the then outstanding shares of Series H Preferred Stock, voting as a separate class.

5.2    Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion

Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. If a conversion pursuant to Section 5.1 is contingent upon the closing of an underwritten public offering, such conversion shall be deemed to have been effected immediately prior to the closing with the underwriters of the sale of securities pursuant to such offering. If the conversion is in connection with Subsection 5.1(b) above, such conversion shall be deemed to have been effected on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.    Redemption.

6.1    Redemption. Shares of Preferred Stock shall be redeemed by the Corporation as follows:

(a)    Shares of Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to (i) in the case of the Series C Preferred Stock, the Series C Original Issue Price per share, plus all declared but unpaid dividends thereon, (ii) in the case of the Series B Preferred Stock, the Series B Original Issue Price per share, plus all declared but unpaid dividends thereon, (iii) in the case of the Series A-1 Preferred Stock, the Series A-1 Original Issue Price per share, plus all declared but unpaid dividends thereon, (iv) in the case of the Series A-2 Preferred Stock, the Series A-2 Original Issue Price per share, plus all declared but unpaid dividends thereon, (v) in the case of the Seed 1 Preferred Stock, the Seed 1 Original Issue Price per share, plus all declared but unpaid dividends thereon, (vi) in the case of the Seed 2 Preferred Stock, the Seed 2 Original Issue Price per share, (vii) in the case of the Series D Preferred Stock, the Series D Original Issue Price per share, plus all declared but unpaid dividends thereon, (viii) in the case of the Series E Preferred Stock, the Series E Original Issue Price per share, plus all declared but unpaid dividends thereon, (ix) in the case of the Series F Preferred Stock, the Series F Original Issue Price per share, plus all declared but unpaid dividends thereon, (x) in the case of the Series G Preferred Stock, the Series G Original Issue Price per share, plus all declared but unpaid dividends thereon, and (xi) in the case of the Series H Preferred Stock, the Series H Original Issue Price per share, plus all declared but unpaid dividends thereon, in two annual installments commencing not more than sixty (60) days after receipt by the Corporation at any time on or after May 31, 2027 from the holders of at least seventy-two percent (72%) of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) of written notice requesting redemption of all shares of Preferred Stock (the “Redemption Request”), The date of each such installment shall be referred to as a “Redemption Date.” On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Preferred Stock owned by each holder, that number of outstanding shares of Preferred Stock determined by dividing (i) the total number of shares of Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Preferred Stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

(b)    Within five (5) days of receipt of a Redemption Request, the Corporation will send written notice to each of the holders of record of Preferred Stock who have not sent the Corporation a Redemption Request.

6.2    Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each applicable holder of record of Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(a)    the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)    the Redemption Date and the redemption price;

(c)    the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1.2); and

(d)    that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

6.3    Surrender of Certificates; Payment. On or before the applicable Redemption Date, each applicable holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

7.    Rights Subsequent to Redemption. If a Redemption Notice shall have been duly given, and if on an applicable Redemption Date the redemption price payable upon redemption of the shares of the applicable Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the redemption price without interest upon surrender of their certificate or certificates therefor.

8.    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

9.    Reserved.

10.    Notices. Any notice required or permitted by the provisions of this Article FOURTH to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH:    Subject to any additional vote required by this Restated Certificate or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:    Subject to the terms of this Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH:    Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH:    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH:    To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:    To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article TENTH shall not (a) adversely affect any right or protection of a director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification, or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ELEVENTH:    The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

TWELFTH:    In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Section 500 of the California Corporations Code shall not apply in all or in part with respect to such repurchases. In the case of any such repurchases, distributions by the Corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code.

THIRTEENTH:    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, (D) any action or proceeding asserting a claim as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery of the State of Delaware, or (E) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

CERTIFICATE OF AMENDMENT

OF

SIXTEENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PINTEREST, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Pinterest, Inc. (the “Corporation”), a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:    The Sixteenth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting clause (iii) of the first sentence of Subsection 3.2 of Part B of Article FOURTH thereof in its entirety and inserting the following in lieu thereof:

“(iii) the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect between four (4) and six (6) directors of the Corporation (the “Common Directors”); provided, that the number of Common Directors shall be four (4) unless an increase in the number of Common Directors is authorized by a resolution of the Board of Directors.”

SECOND:    The Sixteenth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Subsection 3.3 of Part B of Article FOURTH thereof in its entirety and inserting the following in lieu thereof:

“3.3    Vote of Board of Directors. On all matters presented to the Board of Directors for approval at any meeting of the Board of Directors or action taken by written consent without a meeting, each director shall be entitled to one (1) vote, except Ben Silbermann (and no other directors), who shall be entitled to three (3) votes (the “Special Director Vote”); provided, however that such Special Director Vote shall not be applicable to matters related to Mr. Silbermann’s compensation. Notwithstanding the foregoing, when (i) two (2) Common Director seats are occupied, the Special Director Vote shall be decreased to two (2) votes; and (ii) when three or more Common Director seats are occupied, the Special Director Vote shall be decreased to one (1) vote.”

THIRD:    The Sixteenth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Subsection 3.4.6 of Part B of Article FOURTH thereof in its entirety and inserting the following in lieu thereof:

“3.4.6 change the authorized number of directors constituting the Board of Directors above eight (8) or below six (6);”

FOURTH:    The Sixteenth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the sixth sentence of Subsection 5.2 of Part B of Article FOURTH thereof in its entirety and inserting the following in lieu thereof:

“If a conversion pursuant to Section 5.1 is contingent upon the closing of an underwritten public offering, such conversion shall be deemed to have been effected as of 12:01 a.m., New York City time, on the date of such closing with the underwriters of the sale of securities pursuant to such offering.”

FIFTH:    The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this 6 day of March, 2019.

PINTEREST, INC.

By:	/s/ Christine Flores
Name:	Christine Flores
Title:	Secretary

CERTIFICATE OF AMENDMENT

OF

SIXTEENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PINTEREST, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Pinterest, Inc. (the “Corporation”), a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:         The Sixteenth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding, immediately following the first paragraph of Article FOURTH thereof, the following:

“Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law (the “Effective Time”), (i) the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Common Stock”) shall be reclassified into a different number of shares of Common Stock (“New Common Stock”) such that each three (3) shares of Old Common Stock shall, at the Effective Time, be automatically reclassified into one (1) share of New Common Stock, and (ii) each share of each series of Preferred Stock issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Preferred Stock”) shall be reclassified into a different number of shares of the corresponding series of Preferred Stock (“New Preferred Stock”) such that each three (3) shares of each series of Old Preferred Stock shall, at the Effective Time, be automatically reclassified into one (1) share of the corresponding series of New Preferred Stock (collectively, the “Reverse Stock Split”). No fractional shares shall be issued for shares of Common Stock or any series of Preferred Stock pursuant to the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share of Common Stock or any series of Preferred Stock, the Corporation shall, in lieu of any fractional shares to which the holder would otherwise be entitled, pay cash equal to such fraction multiplied by the fair market value of such fractional share as determined in good faith by the Board of Directors of the Corporation.”

SECOND:         The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this 28 day of March, 2019.

PINTEREST, INC.

By:	/s/ Christine Flores
Name:	Christine Flores
Title:	General Counsel & Secretary